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FOR IMMEDIATE RELEASE

                BERKSHIRE HILLS BANCORP COMPLETES ACQUISITION OF
                             FIVE INSURANCE AGENCIES


PITTSFIELD, MA (BUSINESS WIRE) - November 3, 2006 - Berkshire Hills Bancorp, Inc. (the "Company") (NASDAQ: BHLB) the holding company for Berkshire Bank, announced today that it completed its acquisition of five insurance agencies on October 31, 2006. The agencies acquired by the Company's wholly-owned subsidiary, Berkshire Insurance Group, Inc., are Reynolds, Barnes & Hebb and McCormick, Smith & Curry of Pittsfield, Minkler Insurance of Stockbridge, and H.S. Andrews of Great Barrington (all in Berkshire County) and MassOne of Greenfield (located in adjoining Franklin County). Berkshire Insurance Group now operates through ten offices throughout the Berkshires and the Pioneer Valley of Western Massachusetts.

Michael P. Daly, President and Chief Executive Officer of the Company and Berkshire Bank, stated "It is my pleasure to welcome customers and employees of these five agencies to Berkshire Insurance Group. We are delighted that we were able to close these deals so quickly after signing the definitive agreements. That was brought about by energetic and cooperative groups of insurance and bank employees who share the same values, culture and work ethic. All management and other personnel of the five agencies are now part of our insurance team, headed by insurance group President and Chief Executive Officer, Ross Gorman."

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Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank.
Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branches serving communities throughout Western Massachusetts and Northeastern New York. The Bank is transitioning into a regional bank and is positioning itself as the financial institution of choice in its retail and commercial markets, delivering exceptional customer service and a broad array of competitively priced deposit, loan, insurance, wealth management and trust services, and investment products. For more information on Berkshire Hills Bancorp, Inc. or Berkshire Bank, visit www.berkshirebank.com or call
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800-773-5601.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30, September 30, and in its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's Internet Web site (WWW.SEC.GOV) and to which reference
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is hereby made. Therefore, actual future results may differ significantly from results discussed in these forward-looking statements.

CONTACT: Berkshire Hills Bancorp, Inc.
         Michael P. Daly, 413-236-3194
         President and Chief Executive Officer